Filed Pursuant to Rule 433

Registration Statement No. 333-281192

June 1, 2026

PRICING TERM SHEET

5.15% DEBENTURES, SERIES 2026 A

5.875% DEBENTURES, SERIES 2026 B

Issuer:	Consolidated Edison Company of New York, Inc. (the “Issuer”)

Anticipated Ratings (Moody’s; S&P; Fitch)*:	A3 (Negative); A- (Stable); A- (Stable)

Issue of Securities:	5.15% Debentures, Series 2026 A due 2036 (the “2026 A Debentures”)	5.875% Debentures, Series 2026 B due 2056 (the “2026 B Debentures”)

Principal Amount:	$450,000,000	$850,000,000

Interest Rate:	5.15% per annum	5.875% per annum

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2026	June 15 and December 15, commencing on December 15, 2026

Maturity Date:	June 15, 2036	June 15, 2056

Benchmark Treasury:	4.375% due May 15, 2036	4.750% due February 15, 2056

Benchmark Treasury Price / Yield:	99-06+ / 4.475%	96-07 / 4.995%

Spread to Benchmark Treasury:	+72 basis points	+90 basis points

Yield to Maturity:	5.195%	5.895%

Public Offering Price:	99.649% of the principal amount	99.717% of the principal amount

Optional Redemption Provisions:

Make-Whole Call:	Prior to March 15, 2036 (three months prior to the maturity date of the 2026 A Debentures) (the “2026 A Par Call Date”), the Issuer may redeem the 2026 A Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2026 A Debentures matured on the 2026 A Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2026 A Debentures) plus 15 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2026 A Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.
Prior to December 15, 2055 (six months prior to the maturity date of the 2026 B Debentures) (the “2026 B Par Call Date”), the Issuer may redeem the 2026 B Debentures at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2026 B Debentures matured on the 2026 B Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement related to the 2026 B Debentures) plus 15 basis points, less (b) interest accrued to the date of redemption; and (2) 100% of the principal amount of the 2026 B Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call:	On or after the 2026 A Par Call Date, the Issuer may redeem the 2026 A Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2026 A Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.	On or after the 2026 B Par Call Date, the Issuer may redeem the 2026 B Debentures, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2026 B Debentures being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Pricing Date:	June 1, 2026

Settlement Date:	June 3, 2026 (T+2)

CUSIP / ISIN:	209111 GQ0 / US209111GQ07	209111 GR8 / US209111GR89

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC PNC Capital Markets LLC Wells Fargo Securities, LLC KeyBanc Capital Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Blaylock Van, LLC Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403, PNC Capital Markets LLC toll-free at 1-855-881-0697 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.